MICHAEL A. LITTMAN
                                 Attorney at Law
                                7609 Ralston Road
                                Arvada, CO 80002
                                 (303) 422-8127
                               Fax (303) 431-1567



                                 August 11, 2008



Securities and Exchange Commission
Attn: Mr. Schwall and Ms. Nicholson
100 F Street, Mail Stop 7010
Washington, DC 20549

Re:      Bedrock Energy, Inc.
         File No.: 333-151398
         Accession Number:0001065949-08-000145 / CORRESP

Dear Mr. Schwall and Ms. Nicholson,

     Pursuant to your telephone comments, please accept this letter as a request to withdraw the correspondence filed on behalf of Bedrock Energy, Inc. on August 6, 2008 requesting acceleration.

     Upon all comments being cleared, we will a file a new request for acceleration.

     We hope this addresses your telephone comment adequately. Please let us know if there are any further comments.


                                                     Sincerely,

                                                     /s/Michael A. Littman

                                                     Michael A. Littman
MAL:cc